Exhibit 99b

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Refutes Takeover Rumors and False Media Reports

Arlington, VA, May 17, 2006 - CACI International Inc (NYSE: CAI) announced today recent reports in the financial press regarding alleged "takeover talks" between CACI and BAE Systems have unexpectedly caused a number of CACI's federal government clients to raise concerns about potential conflicts of interest with the work CACI is currently performing for those clients in the event there were a BAE acquisition of CACI.

In order to address the concerns of its federal government clients, CACI is making this disclosure, which is an exception to its standing policies not to comment on rumors or speculation or on the existence or non-existence of negotiations with third parties.

CACI is not and has not been in discussions with BAE Systems regarding a possible business combination, and has not authorized anyone to engage in such discussions on its behalf.

CACI expressly disclaims any duty to update this information.

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CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI has been named to the Fortune 1000 Largest Companies of 2006. A member of the Russell 1000 index, CACI provides dynamic careers for approximately 10,450 employees working in over 130 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; changes that could result from accounting adjustments requested in connection with finalizing our Report on Form 10-K; and other risks described in the company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Executive Vice President, Public Relations (703) 841-7801 jbrown@caci.com